Exhibit 10.10

AMENDMENT to the

EMPLOYMENT AGREEMENT

Effective November 1, 2012 between

Nivalis Therapeutics, Inc. (formerly known as N30 Pharmaceuticals, Inc.)

and

Janice M. Troha (“Employee”)

WHEREAS, Nivalis Therapeutics, Inc. (formerly known as N30 Pharmaceuticals, Inc. (“Company”)) and the Employee entered into an employment agreement (the “Agreement”) effective as of November 1, 2012;

WHEREAS, the Company and the Employee desires to amend the Agreement to comply with certain technical requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, in consideration of the February 10, 2015 stock option grant made to the Employee, the Company and the Employee agree to amend the Agreement to change the provision relating to accelerated vesting of stock options upon the occurrence of a Change in Control;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.                                      Section 5(e)(iii) is amended to read as follows:

(iii) the Company shall cause any issued but unvested options scheduled to vest in the 12 months following the Employee’s Termination Date to immediately vest; provided, however, that this sentence shall not diminish the 100% vesting contemplated by 5(f) below in connection with a Change in Control.

2.                                      Section 5(f) is hereby amended to delete the first sentence thereof and substitute the following therefore:

If a Change in Control occurs, then: (i) with respect to any option granted to Employee prior to February 10, 2015, all outstanding options granted to Employee shall immediately vest (to the extent they are not already vested), and (ii) with respect to any option granted to Employee on or after February 10, 2015, to the extent that, within twelve (12) months following the date of such Change of Control, the Company terminates this Agreement other than pursuant to Sections 4, 5(a) or 5(c) above, all outstanding options granted to Employee shall immediately vest (to the extent they are not already vested).

3.                                      Section 5(g) is hereby amended to read as follows:

As a condition to receiving any severance payments under this Agreement, Employee shall execute a release reasonably acceptable to the Company and Employee, and shall comply with his obligations under the Confidential Information Agreement and Noncompete Agreement incorporated by reference in Sections 6 and 7 of this Section 5. Such release shall be delivered, and become fully irrevocable, on or before the end of the sixty (60)-day period following Employee’s termination of employment.  If such a general release has not been executed and delivered and become irrevocable on or before the end of such sixty (60)-day period, no amounts or benefits under Section 5(e) shall be or become payable. The Company shall pay Employee the benefits under Section 5(e) commencing with the first regular payroll period after the release becomes irrevocable; provided, however, that in no event shall the timing of Employee’s execution of the release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, such payment shall be made in the later taxable year.

4.                                      A new Section 17 is added as follows:

17.                               Section 409A.  Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (i) such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred; (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (iii) the right to reimbursement of expenses or in-kind benefits may not be liquidated or exchanged for any other benefit.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

Any provision of this Agreement to the contrary notwithstanding, if the Employee is deemed to be a “specified employee” (within the meaning of Section 409A), then with regard to any payment or benefit under this Agreement that is “deferred compensation” (within the meaning of Section 409A) and which is paid as a result of the Employee’s “separation from service” (within the meaning of Section 409A), such payment or benefit shall be made or provided at the date which is the earlier of (A) six (6) months and one (1) day following the date of Employee’s separation from service, and

(B) the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.                                      A new Section 18 is added as follows

18.                               Certain Additional Payments by the Company; Code Section 280G.

(a)                            Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Employee would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) payments which do not constitute nonqualified deferred compensation subject to Section 409A; (B) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; and (C) employee benefits shall be reduced last (but only to the extent such benefits may be reduced under applicable law, including, but not limited to the Code and the Employee Retirement Income Security Act of 1974, as amended) and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced.  Any reduction shall be made in accordance with Section 409A.

(b)                            The determinations and calculations required hereunder shall be made by nationally recognized accounting firm that is (i) not be serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or any affiliate of such person, and (ii) agreed upon by the Company and Employee (the “Accounting Firm”).  The Company shall bear all expenses with respect to the determinations by the Accounting Firm required to be made hereunder.

(c)                                  The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within fifteen (15) business days after the date on which right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

6.                                      Except as amended herein, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and Employee has hereunto set his hand as of March 6, 2015.

NIVALIS THERAPEUTICS, INC.

By:	/s/ Jon Congleton
Name:	Jon Congleton
Title:	Chief Executive Officer
Date:	March 6, 2015

EMPLOYEE

Name:	/s/ Janice M. Troha
Janice M. Troha